As filed with the Securities and Exchange Commission on January 8, 2016

Registration No. 333-177269

Registration No. 333-140368

Registration No. 333-124886

Registration No. 333-93085

Registration No. 333-75026

Registration No. 333-70877

Registration No. 333-45059

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-177269

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-140368

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-124886

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-93085

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-75026

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-70877

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-45059

BREEZE-EASTERN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-4062211
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

35 Melanie Lane

Whippany, NJ 07981

(973) 602-1001

(Address and telephone number, including area code, of principal executive offices)

2012 Incentive Compensation Plan

2006 Long-Term Incentive Plan

2004 Long-Term Incentive Plan

1999 Long-Term Incentive Plan

Non-Employee Directors’ Stock Option Plan

Transtechnology Corporation Retirement Savings Plan

1992 Long-Term Incentive Plan

(Full title of the plans)

Halle Fine Terrion

General Counsel and Chief Compliance Officer

TransDigm Group Incorporated

1301 East 9th Street, Suite 3000

Cleveland, Ohio 44114

(216) 706-2960

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SHARES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Breeze-Eastern Corporation (the “Registrant”):

File No. 333-177269, pertaining to the registration of 750,000 shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), issuable under the Registrant’s 2012 Incentive Compensation Plan (the “Plan”), which was filed with the Securities and Exchange Commission (the “SEC”) on October 12, 2011;

File No. 333-140368, pertaining to the registration of 500,000 shares of Common Stock issuable under the Registrant’s 2006 Long-Term Incentive Plan, which was filed with the SEC on January 31, 2007;

File No. 333-124886, pertaining to the registration of 200,000 shares of Common Stock issuable under the Registrant’s 2004 Long-Term Incentive Plan, which was filed with the SEC on May 13, 2005;

File No. 333-93085, pertaining to the registration of 300,000 shares of Common Stock issuable under the Registrant’s 1999 Long-Term Incentive Plan, which was filed with the SEC on December 20, 1999;

File No. 333-75026, pertaining to the registration of 200,000 shares of Common Stock issuable under the Registrant’s Non-Employee Directors’ Stock Option Plan and Transtechnology Corporation Retirement Savings Plan, which was filed with the SEC on December 13, 2001;

File No. 333-70877, pertaining to the registration of 150,000 shares of Common Stock issuable under the Registrant’s Non-Employee Directors’ Stock Option Plan, which was filed with the SEC on January 21, 1999; and

File No. 333-45059, pertaining to the registration of 230,000 shares of Common Stock issuable under the Registrant’s 1992 Long-Term Incentive Plan, which was filed with the SEC on January 28, 1998.

On January 4, 2016, pursuant to the terms of the Agreement and Plan of Merger, dated November 18, 2015, by and among the Registrant, TransDigm Group Incorporated, a Delaware corporation (“Parent”), and Hook Acquisition Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving as an indirect wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statements that remain unsold at the termination of such offering, the Registrant hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, in the State of Ohio, on the 8th day of January, 2016.

BREEZE-EASTERN CORPORATION

By:	/s/ Terrance Paradie
Terrance Paradie President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.